EXHIBIT 99

Wolverine World Wide, Inc.
9341 Courtland Drive
Rockford, MI 49351
Tel: 616/866-5500
Ticker: WWW
Web: www.wolverineworldwide.com

News Release
WOLVERINE WORLD WIDE, INC. ANNOUNCES PROGRAM TO BUY BACK TWO MILLION COMMON SHARES	FOR IMMEDIATE RELEASE CONTACT: Thomas P. Mundt 616/866-5589 OR: Nick Thole, 800/435-9539 Seyferth Spaulding Tennyson, Inc. thole@seyferthpr.com

          ROCKFORD, MICH., October 3, 2000 -- Wolverine World Wide, Inc. (NYSE: WWW) today announced that its Board of Directors has authorized the repurchase of up to 2,000,000 shares of the Company's common stock over the next 24 months. As of September 30, 2000, Wolverine had 41,562,073 shares of common stock outstanding (excluding 3,205,341 shares of treasury stock). The purchases may be made on the open market or in privately negotiated transactions, depending upon market conditions and other factors. Purchases will be funded from the Company's cash flow from operations and will be reserved for later reissue in connection with potential future stock dividends, employee benefit plans and other general purposes.

          Tim O'Donovan, President and CEO, said "With our major five-year infrastructure improvement program behind us, the Company is once again generating free cash flow, a portion of which has been used to reduce long-term debt by more than $49.0 million from last year's levels. This share repurchase expresses our confidence in the Company's strategic growth plan and our belief that the stock represents an attractive investment opportunity."

          Wolverine World Wide, Inc. manufacturers and markets a wide variety of branded footwear and performance leathers. Major branded products of the company include: Bates® Uniform Footwear; Caterpillar® Footwear; Coleman® Footgear; Harley-Davidson® Footwear; Hush Puppies® shoes, slippers and accessories; HYTEST® safety footwear; Merrell® performance outdoor footwear; Wolverine® work, sport and rugged outdoor footwear, apparel and accessories; Stanley footgear; and Wolverine® All Season Weather Leathers™. The company's premier comfort technologies include: Air Paradise™, Bounce®, Comfort Curve®, Wolverine DuraShocks® and DuraShocks Motion Control™, Wolverine Fusion™ and Zero-G™.

          This press release contains forward-looking statements. Investors are cautioned that actual results and outcomes may materially differ from such forward-looking statements due to a number of factors including, but not limited to, risks detailed in the Company's reports filed with the Securities and Exchange Commission.

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